CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Advisors Series Trust and to the use of our report dated September 28, 2018 on the financial statements and financial highlights of the O’Shaughnessy All Cap Core Fund, O’Shaughnessy Enhanced Dividend Fund, and O’Shaughnessy Market Leaders Value Fund, each a series of Advisors Series Trust. Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 3, 2019